Exhibit 99

Contact Info:  Mary Ellen Fitzpatrick (978) 656-5520

Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2005 Year End Financial Results

LOWELL, Mass—(BUSINESS WIRE)—January 23, 2006—Enterprise Bancorp, Inc. (the “company”)  (NASDAQ: EBTC) reported net income for the year ended December 31, 2005 of $8.414 million compared to $7.507 million for the same period in 2004, an increase of 12%. Diluted earnings per share were $2.19 for the year ended December 31, 2005 compared to $1.97 for the same period in 2004, an increase of 11%.

Net income for the fourth quarter ended December 31, 2005 amounted to $2.329 million compared to $2.004 million for the same three-month period in 2004, an increase of 16%. Diluted earnings per share were $0.60 for the fourth quarter compared to $0.52 for the fourth quarter 2004, an increase of 15%.

The increase in net income over the prior year was due primarily to the increase in net interest income and a reduction in the provision for loan losses, partially offset by increases in non-interest expense and a decline in non-interest income.  The net income increase for the current quarter over the same period in the prior year was due primarily to the increase in net interest income, partially offset by an increase in non-interest expense.

Net interest income posted growth of 19% over the respective 2004 year-to-date and quarter-to-date periods, resulting primarily from the growth in the loan portfolio and, to a lesser degree, to the increase in net interest margin due to the increases in market interest rates, particularly the prime lending rate, which has increased 325 basis points since June 2004.

The provision for loan losses was $1.135 million for the year ended December 31, 2005, compared to $1.650 million for the 2004 period.  The larger provision in 2004 primarily resulted from charge-offs that occurred during the first quarter of that year.  Net charge-offs for 2005 were $8 thousand.   The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs, portfolio composition and growth during the period.

Non-interest expense increased 18% and 15% over the respective 2004 year-to-date and quarter-to-date periods, reflecting the company’s growth and strategic initiatives, including the 2004 branch expansion into the new markets of Andover, MA and Salem, NH, and the July 2005 opening of our second Tewksbury, MA branch, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act.

Non-interest income declined compared to the respective prior periods, due primarily to a decrease in net gains realized on the sales of investment securities and a reduction in deposit-servicing fee income, partially offset by increases in miscellaneous other income. The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.  The increase in miscellaneous other income was due primarily to the sale of a merchant credit card services portfolio, income related to bank-owned life insurance and to the purchase of state tax credits.

Key Financial Highlights

•                  Total loans increased 23% over the prior year, amounting to $699.7 million at December 31, 2005.

•                  Net interest margin was 4.82% for the year ended December 31, 2005 as compared to 4.50% for the same period in 2004.

•                  Total assets were $918.5 million at December 31, 2005 as compared to $848.2 million at December 31, 2004, an increase of 8%.

•                  Total deposits were $775.4 million at December 31, 2005, an increase of 1% compared to December 31, 2004.  Deposits were impacted by a large deposit received late in December 2004 and withdrawn early in January 2005.  Growth was 5%, excluding this item.

•                  Investment assets under management were $425.0 million at December 31, 2005 compared to $363.3 million at December 31, 2004, an increase of 17%.

•                  Total assets under management were $1.366 billion at December 31, 2005 compared to $1.246 billion at December 31, 2004, an increase of 10%.

“Enterprise’s 2005 year-end and fourth-quarter financial results reflect continued net income and asset growth,” said George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc.

Duncan remarked, “Our strong growth is attributed to ongoing business development efforts and market expansion within existing and into new markets such as our 2004 branch openings in Andover, MA and Salem, NH.  Our second Tewksbury, MA office opened in July 2005 and we continue to look to expand our branch network to take advantage of other opportunities within our market area.”

Duncan concluded, “We continue to believe that our business model, strong service culture, skilled management team and brand name create opportunities for Enterprise to be the leading provider of commercial banking and investment management services in the Merrimack Valley, North Central Massachusetts and Southern New Hampshire markets.”

The company recently announced a quarterly dividend of $0.14 to be paid on March 1, 2006 to shareholders of record as of February 8, 2006.  Prior to 2006, dividends were paid once a year. On an annualized basis, this quarterly dividend represents a 16.7% increase over the prior year’s annual dividend.  In light of the company’s recent listing on NASDAQ, and in keeping with the practices of other NASDAQ-listed companies, the Board of Directors felt it was an appropriate time to institute quarterly dividends.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products, and investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is northeastern Massachusetts and southern New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Lowell, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  In May 2005, the company reached another milestone and was listed in the “top 10” largest commercial banks in Massachusetts (up from #12), and also appeared for the first time in the listing of the “top 150” public companies in the state, according to statistics compiled by the Boston Business Journal (May 13, 2005).

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months and year ended December 31, 2005 and 2004

 (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004

Interest and dividend income:
Loans	$11,912	$8,704	$41,083	$32,280
Investment securities	1,636	1,784	6,996	7,095
Total short-term investments	14	161	227	393
Total interest and dividend income	13,562	10,649	48,306	39,768

Interest expense:
Deposits	2,498	1,682	8,212	6,339
Borrowed funds	503	14	815	132
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	3,295	1,990	10,204	7,648

Net interest income	10,267	8,659	38,102	32,120

Provision for loan losses	300	300	1,135	1,650
Net interest income after provision for loan losses	9,967	8,359	36,967	30,470

Non-interest income:
Investment management and trust service fees	584	455	2,262	2,104
Deposit service fees	429	474	1,671	2,058
Net gains/(losses) on sales of investment securities	(36)	268	191	906
Gains on sales of loans	51	108	246	383
Other income	614	398	2,065	1,526
Total non-interest income	1,642	1,703	6,435	6,977

Non-interest expense:
Salaries and employee benefits	4,792	3,943	18,326	14,788
Occupancy expenses	1,411	1,348	5,537	5,189
Audit, legal and other professional fees	510	473	1,680	1,368
Advertising and public relations	222	180	875	766
Supplies and postage	198	216	862	872
Trust professional and custodial expenses	153	89	505	527
Other operating expenses	688	692	2,450	2,177
Total non-interest expense	7,974	6,941	30,235	25,687

Income before income taxes	3,635	3,121	13,167	11,760
Income tax expense	1,306	1,117	4,753	4,253

Net income	$2,329	$2,004	$8,414	$7,507

Basic earnings per share	$0.62	$0.54	$2.25	$2.06

Diluted earnings per share	$0.60	$0.52	$2.19	$1.97

Basic weighted average common shares outstanding	3,779,925	3,680,649	3,734,249	3,647,380

Diluted weighted average common shares outstanding	3,866,614	3,832,607	3,845,263	3,806,598

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
(Dollars in thousands)	2005	2004

Assets

Cash and cash equivalents:
Cash and due from banks	$32,950	$25,180
Short-term investments	5,431	32,090
Total cash and cash equivalents	38,381	57,270

Other short-term investments	—	8,200
Investment securities at fair value	156,521	187,601
Loans, less allowance for loan losses of $12,050 at December 31, 2005 and $10,923 at December 31, 2004	687,676	559,536
Premises and equipment	11,530	11,914
Accrued interest receivable	4,888	3,629
Deferred income taxes, net	6,200	4,084
Prepaid expenses and other assets	6,269	9,540
Income taxes receivable	748	—
Core deposit intangible, net of amortization	608	741
Goodwill	5,656	5,656

Total assets	$918,477	$848,171

Liabilities and Stockholders’ Equity

Liabilities

Deposits	$775,387	$768,644
Borrowed funds	58,639	3,651
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	4,624	2,577
Income taxes payable	—	50
Accrued interest payable	1,172	740

Total liabilities	$850,647	$786,487

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	$—	$—

Common stock $0.01 par value per share; 10,000,000 shares authorized; 3,797,134 and 3,690,163 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	38	37
Additional paid-in capital	24,291	22,598
Retained earnings	44,034	37,408
Accumulated other comprehensive income (loss)	(533)	1,641

Total stockholders’ equity	$67,830	$61,684

Total liabilities and stockholders’ equity	$918,477	$848,171

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended ended December 31, 2005	At or for the year ended ended December 31, 2004

Balance Sheet Items:
Total assets	$918,477	$848,171
Loans serviced for others	22,938	35,067
Investment assets under management	424,953	363,250
Total assets under management	$1,366,368	$1,246,488

Book value per share	$17.86	$16.72
Total capital to risk weighted assets	11.12%	11.24%
Tier 1 capital to risk weighted assets	9.85%	9.96%
Tier 1 capital to average assets	8.04%	7.83%
Allowance for loan losses to total loans	1.72%	1.91%
Non-performing loans to total loans	0.21%	0.38%

Income Statement Items:
Return on average assets	0.97%	0.95%
Return on average stockholders’ equity	13.10%	12.99%
Net interest margin (tax equivalent)	4.82%	4.50%